EXHIBIT 99.1

For Immediate Release

LIBERTY SELF-STOR, INC.; REPORTS FIRST QUARTER 2004 RESULTS

CLEVELAND, May 20, 2004 – Liberty Self-Stor, Inc. (OTC Bulletin Board: LSSI) today announced that its funds from operations (FFO) from its 20 self storage facilities for the three months ended March 31, 2004 was $271,440 or $0.09 per share basic and diluted. This is an increase of $22,336, or 9.0% compared to the three months ended March 31, 2003, when the FFO were $249,104. The increase is largely the result of purchasing another facility and higher occupancy rates.

During the first quarter of 2004, Liberty expanded its operations by acquiring a self-storage facility in Gahanna, Ohio, just east of Columbus, Ohio. The facility added 30,525 square feet of storage space. Additionally, land was purchased adjacent to Liberty’s Ravenna, Ohio facility.

Liberty is a self-storage real estate investment trust (REIT) headquartered in Mentor, Ohio. It owns and operates 20 self-storage facilities located in Ohio and New York. All 20 facilities are operated under the “Liberty Self-Stor, LTD.” trade name.

Any investor or potential investor in Liberty must consider the risks stated in filings by Liberty with the Securities and Exchange Commission, including Liberty’s Form 10-KSB for the year ended December 31, 2003, 10QSB for the quarter ended March 31, 2004 and other periodic filings.

May 20, 2004

/Contact: C. Jean Mihitsch, Chief Financial Officer of Liberty Self-Stor, Inc., 440-974-3770